UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 25, 2015

RMG NETWORKS HOLDING CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15301 North Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[X]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.   Entry into a Material Definitive Agreement.

On March 25, 2015, RMG Networks Holding Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with certain accredited investors, including Robert Michelson, the Company’s President, Chief Executive Officer and a member of its board of directors (the “Board”), Loren Buck, the Company’s Executive Vice President and Chief Operating Officer, Alan Swimmer, a member of the Board, White Knight Capital Management LLC, an entity affiliated with Gregory H. Sachs, the Company’s Executive Chairman, and Children’s Trust C/U the Donald R. Wilson 2009 GRAT #1, an entity related to 2012 DOOH Investments LLC, a significant stockholder of the Company (collectively with the other investors, the “Investors”). Pursuant to the Purchase Agreement, the Investors have agreed to purchase from the Company an aggregate of 250,000 shares (the “Shares”) of newly-designated Series A Convertible Preferred Stock of the Company, par value $0.0001 per share (the “Series A Preferred Stock”), at a price per share of $100.00. In the case of the Shares to be sold to White Knight Capital Management LLC and a portion of the Shares to be sold to Children’s Trust C/U the Donald R. Wilson 2009 GRAT #1 (together, the “Lenders”), which entities are the lenders under the Credit Agreement, dated April 19, 2013 (as subsequently amended, the “Senior Credit Agreement”), to which the Company and certain of its subsidiaries are party, the purchase price will be paid by means of the satisfaction and discharge of all principal amounts owed to the Lenders under the Senior Credit Agreement on a dollar-for-dollar basis. It is a condition to the consummation of the sale of the Shares pursuant to the Purchase Agreement (the “Closing”) that all accrued interest and any other amounts due from the Company to the Lenders under the Senior Credit Agreement be paid in full simultaneously with the Closing. As a result, all amounts due under the Senior Credit Agreement will be paid in full, and the Company will have no further obligations under the Senior Credit Agreement, upon the Closing. The Closing is expected to occur on or about March 27, 2015, subject to the satisfaction of the closing conditions described herein and other customary closing conditions.

The shares of Series A Preferred Stock will have the rights and preferences set forth in the Certificate of Designation of Series A Convertible Preferred Stock to be filed by the Company pursuant to the terms of the Purchase Agreement (the “Certificate of Designation”). Pursuant to the Certificate of Designation, each share of Series A Preferred Stock shall automatically convert into 100 shares of the Company’s common stock (the “Common Stock”) on such date on which the stockholders of the Company approve a proposal (the “Proposal”) to permit the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock (the “Stockholder Approval”). The conversion price will be subject to adjustment in the event of the issuance by the Company of other securities at a price per share of less than the conversion price of the Series A Preferred Stock, or to reflect stock dividends, stock splits and other recapitalizations affecting the Common Stock. Prior to the Stockholder Approval, the shares of Series A Preferred Stock shall not be convertible. If the Stockholder Approval has not been obtained, and the outstanding shares of Series A Preferred Stock have not converted into shares of Common Stock, by the 60th day following the Closing (or by the 75th day following the Closing if the Securities and Exchange Commission (the “SEC”)) comments on the preliminary proxy materials filed by the Company in connection with seeking the Stockholder Approval, then commencing on the next business day holders of the Series A Preferred Stock will be entitled to cumulative quarterly dividends at a rate of 12% per annum calculated from the original issuance date, calculated based on a price of $100 per share (the “Stated Value”), in preference and priority to the holders of all other classes or series of the Company’s capital stock. Upon the Company’s liquidation prior to the conversion of the Series A Preferred Stock, each share of Series A Preferred Stock would participate on a pari passu basis with the holder of Common Stock (on an as-converted basis) in the net assets of the Company. Holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis, except that the Series A Preferred Stock shall have no voting rights with respect to the Proposal. In addition, prior to the conversion of the Series A Preferred Stock the consent of the holders of at least 66% of the Series A Preferred Stock then outstanding, voting together as a class, will be required for the Company to take certain actions, including authorizing an increased number of shares of Series A Preferred Stock or any class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock, adopting a plan for liquidation, entering into a Change of Control Transaction (as such term is defined in the Certificate of Designation), entering into certain transactions with affiliates, or incurring indebtedness for borrowed money in excess of $500,000 in the aggregate (other than indebtedness incurred under the Company’s existing factoring facility). From and after the first anniversary of the Closing, the Required Holders (as defined below) will have the right to elect to cause the Company to redeem, out of funds legally available therefore, all but not less than all of the then outstanding shares of Series A Preferred Stock, for a price per share equal to the Stated Value for such share, plus the amount of any accrued and unpaid dividends thereon. As used in the Certificate of Designation, the term “Required Holders” means each holder who, together with its affiliates, purchases at least $2.5 million of Series A Preferred Stock pursuant to the Purchase Agreement and the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to take all action necessary to call (1) a meeting of its stockholders (the “Stockholder Meeting”) to seek the Stockholder Approval, by no later than the 60th day after the Closing (or the 75th day after the Closing if the SEC comments on the preliminary proxy materials filed by the Company in connection with seeking the Stockholder Approval), and (2) if the Stockholder Approval is not obtained at the Stockholder Meeting, up to three additional meetings of stockholders to seek the Stockholder Approval. The Company also agreed that, subject to their fiduciary duties under applicable law, the non-interested members of the Board will recommend to the Company’s stockholders that they vote in favor of the Proposal, and take all commercially reasonable action to solicit the approval of the stockholders for the Proposal. The Company has also agreed, in addition to other covenants contained in the Purchase Agreement, not to issue any other shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, subject to certain exceptions, for a period of 90 days following the effective date (the “Effective Date”) of the first registration statement filed pursuant to the Registration Rights Agreement (as defined below).

Also on March 25, 2015 and in connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors pursuant to which the Company has agreed to prepare and file with the SEC within 30 days following the Closing a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the “Registrable Securities”), and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as practicable. If (1) the registration statement is not filed within 30 days after the Closing, (2) the registration statement is not declared effective by the earlier of (A) five business days after the SEC shall have informed the Company that it will not review the registration statement or that it has no further comments on the registration statement or (B) within 90 days after the Closing, (3) the registration statement ceases for any reason to be effective at any time before the Registrable Securities have not been resold for more than 20 consecutive days or a total of 45 days in any 12 month period, or (4) the Company fails to keep public information available or to otherwise comply with certain obligations such that the Investors are unable to resell the Registrable Securities pursuant to the provisions of Rule 144 promulgated under the Securities Act, then the Company shall be obligated to pay to each Investor an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the purchase price paid by such Investor for the Shares purchased under the Purchase Agreement per month until the applicable event giving rise to such payments is cured. The Company is obligated to file additional registration statements under certain circumstances, including if the Company is not able to include all of the Registrable Securities in the initial registration statement pursuant to the provisions of Rule 415 promulgated under the Securities Act, and to pay liquidated damages, equivalent to those applicable to the initial registration statement, if certain conditions applicable to any such additional registration statement are not satisfied.

Among other Closing conditions, it is a condition to the Investors’ obligation to consummate the purchase and sale of the Shares pursuant to the Purchase Agreement that (1) each of the Lenders enter into a lock-up agreement (each, a “Lock-Up Agreement”), pursuant to which each will agree, subject to certain exceptions and conditions, not to sell, offer, pledge or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock for a period of 180 days from the Effective Date and (2) each of Gregory H. Sachs, 2012 DOOH Investments, LLC, DRW Commodities, LLC and PAR Investment Partners, L.P., which collectively (together with certain affiliated entities) beneficially own, in the aggregate, approximately 45% of the outstanding Common Stock as of the date hereof, enter into a support agreement (each, a “Support Agreement”), pursuant to which each will agree to vote in favor of the Proposal.

The foregoing summary provides only a brief description of the Purchase Agreement, the Certificate of Designation, the Registration Rights Agreement, the form of the Lock-Up Agreement and the form of the Support Agreement.  The summary does not purport to be complete and is qualified in its entirety by the full text of such documents, copies of which are attached hereto as Exhibits 10.1, 3.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The shares of Series A Preferred Stock have not been registered under the Securities Act. The issuance and sale of the shares of Series A Preferred Stock by the Company under the Purchase Agreement is exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.  The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 8.01.  Other Events.

On March 19, 2015, the Company issued a press release announcing, among other things, that it had signed a non-binding letter of intent to sell its RMG Airline Media Network business for $5.5 million, plus the assumption of certain liabilities, to a third party. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On March 25, 2015, the Company issued a press release announcing the transactions contemplated by the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)

Exhibits:

Exhibit No.	Description
3.1	Form of Certificate of Designation of Series A Convertible Preferred Stock.
10.1	Purchase Agreement, dated March 25, 2015, among the Company and the Investors.
10.2	Registration Rights Agreement, dated March 25, 2015, among the Company and the Investors.
10.3	Form of Lock-Up Agreement.
10.4	Form of Support Agreement.
99.1	Press release issued on March 19, 2015.
99.2	Press release issued on March 25, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 25, 2015

RMG NETWORKS HOLDING CORPORATION

By:  /s/ David Mace Roberts

Name: David Mace Roberts

Title: SVP, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
3.1	Form of Certificate of Designation of Series A Convertible Preferred Stock.
10.1	Purchase Agreement, dated March 25, 2015, among the Company and the Investors.
10.2	Registration Rights Agreement, dated March 25, 2015, among the Company and the Investors.
10.3	Form of Lock-Up Agreement.
10.4	Form of Support Agreement.
99.1	Press release issued on March 19, 2015.
99.2	Press release issued on March 25, 2015.